Exhibit 2.1

Minco Gold Corporation

(the “Company”)

2060 – 1055 West Georgia Street, Vancouver, B.C., V6E 3R5

Tel: (604) 688-8002 Fax: (604) 688-8030

NOTICE

NATIONAL INSTRUMENT 51-102

TO:	British Columbia Securities Commission

AND TO:	Alberta Securities Commission,
Ontario Securities Commission,
Smythe LLP
PricewaterhouseCoopers LLP

The Auditors of the Company have been the firm of PricewaterhouseCoopers LLP of Vancouver, British Columbia.

PricewaterhouseCoopers LLP were asked to resign as the Auditors of the Company and did so effective July 16, 2018. Smythe LLP, of Vancouver, British Columbia were appointed by the Directors of the Company as the new auditors of the Company commencing July 12, 2018.

The replacement of PricewaterhouseCoopers LLP and the proposal to appoint Smythe LLP, as the new Auditors for the Company were approved by the Company’s Audit Committee.

There have been no reservations in any of the Auditor’s Reports on the Company’s financial statements for the fiscal years ended December 31, 2015, 2016 and 2017, or for any period subsequent to the last completed fiscal year for which an audit report was issued, and there have been no reportable events.

DATED at Vancouver, British Columbia, this 13th day of July 2018.

BY ORDER OF THE BOARD OF DIRECTORS

Minco Gold Corporation

“Dr. Ken Cai”
CEO